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EXHIBIT (c):  AGREEMENT BETWEEN THE RAWSON FAMILY AND THE COMPANY


                            RAWSON FAMILY AGREEMENT

     This Rawson Family Agreement (this "Agreement") is made effective as of June 2, 1997 by and among Rawson-Koenig, Inc. (the "Company"), and Thomas C. Rawson, Pamela Y. Rawson and The Rawson Family Limited Partnership, which is controlled by Catherine A. Rawson (collectively, the "Rawson Family").

     WHEREAS, the Rawson Family owns 60% of the Common Stock, no par value, of the Company;

     WHEREAS, the Company is making a tender offer to purchase the issued and outstanding shares of its Common Stock, no par value (the "Offer"), held by persons or entities other than the Rawson Family (the "Public Shareholders") at the price set forth in the Offer to Purchase, including any amendments thereto (the "Offer Price"); and

     WHEREAS, pursuant to the Offer, the Rawson Family has agreed to share with the Public Shareholders any Excess Proceeds (as defined herein), if any, received in the future as a result of certain change in control transactions as set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rawson Family hereby agree as follows:

     1.  DEFINITIONS.

     a. "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or any successor to the Company to any "person" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (ii) the adoption of a plan relating to the liquidation or dissolution of the Company or any successor to the Company; or
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Rawson Family or their heirs (including assignees by inter vivos transfers for estate planning purposes), acquires a direct or indirect interest in more than 50% of the voting power of the Common Stock of the Company or any successor to the Company.

     b. Unless otherwise defined herein, all initially capitalized terms herein shall have the same definitions set forth in the Offer to Purchase, including any amendments thereto, filed by the Company with the Securities and Exchange Commission.

     2. AGREEMENT REGARDING PROCEEDS UPON A CHANGE OF CONTROL. In the event a Change of Control occurs at any time within the three years following the later of the date of consummation of the Offer or the date of consummation of the Merger, the parties agree that if the aggregate amount of proceeds received by the Rawson

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Family as a result of such Change of Control (the "Proceeds") exceeds the product of the Offer Price multiplied by the 3,901,190 shares currently issued and outstanding (the "Total Purchase Price"), then any positive difference between the Proceeds and the Total Purchase Price (the "Excess Proceeds") shall be distributed by the Company as follows: the Rawson Family shall receive their proportionate share of the Excess Proceeds (i.e. 60%, collectively) and the Public Shareholders of record on the date immediately prior to the commencement of the Offer shall receive the remaining amount of the Excess Proceeds (i.e. 40%, collectively) in proportion to their ownership interests.

     3. TRANSFER OF RIGHTS. This Agreement shall be binding on any heirs, successors or permitted assigns of the parties.

     4. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

     5. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

     6. TERM. This Agreement shall terminate three years following the later of the date of consummation of the Offer or the date of consummation of the Merger.

     7. APPLICABLE LAW. This Agreement shall be governed by and construed according to the laws of the State of Texas.

RAWSON-KOENIG, INC.

      /s/  THOMAS C. RAWSON
By:   ____________________________________________

           Thomas C. Rawson
Name:  ___________________________________________

      Chairman of the Board
Its:  ____________________________________________

/s/ THOMAS C. RAWSON
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Thomas C. Rawson

/s/ PAMELA Y. RAWSON
--------------------------------------------------
Pamela Y. Rawson

The Rawson Family Limited Partnership

    /s/ CATHERINE A. RAWSON
By: ----------------------------------------------
Name:  Catherine A. Rawson
Its: Managing General Partner

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